IN THE UNITED STATES BANKRUPTCY COURT FOR THE NORTHERN DISTRICT OF TEXAS FORT WORTH DIVISION
IN RE:	§ §
EXTERRA ENERGY, INC.,	§ §	CASE NO. 11-46956-RFN-11
Debtor.	§

PLAN OF LIQUIDATION, AS MODIFIED

PROPOSED BY:

MICHAEL MCCONNELL, CHAPTER 11 TRUSTEE

Nancy L. Ribaudo
Texas Bar I.D. 24026066
Kelly Hart & Hallman LLP
201 Main Street, Suite 2500
Fort Worth, Texas 76102
Telephone: (817) 332-2500
Telecopy: (817) 878-9280

Counsel for the Chapter 11 Trustee

Dated:  August 10, 2012

TABLE OF CONTENTS

Page

ARTICLE I

DEFINITIONS, CONSTRUCTION AND INTERPRETATION

1.1	“Administrative Claim”	1
1.2	“Avoidance Action”	1
1.3	“Bankruptcy Code”	1
1.4	“Bankruptcy Court”	2
1.5	“Bankruptcy Rules”	2
1.6	“Bar Date”	2
1.7	“Cash”	2
1.8	“Cash on Hand”	2
1.9	“Causes of Action”	2
1.10	“Claims Objection Deadline”	2
1.11	“Confirmation Date”	2
1.12	“Confirmation Hearing”	2
1.13	“Confirmation Order”	2
1.14	“Contested”	2
1.15	“Coventry Capital”	3
1.16	“Debtor”	3
1.17	“Distributable Cash”	3
1.18	“Distribution Date”	3
1.19	“Effective Date”	3
1.20	“Equity Interest”	3
1.21	“Executory Contract”	3
1.22	“Fee Application”	3
1.23	“Fee Claim”	3
1.24	“General Unsecured Claim”	3
1.25	“Other Secured Claim”	4
1.26	“Plan Administration Agent”	4
1.27	“Petition Date”	4
1.28	“Plan” or “Plan of Liquidation”	4
1.29	“Priority Tax Claim”	4
1.30	“Professional”	4
1.31	“Rejection Claim”	4
1.32	“Schedules”	4
1.33	“Secured Claim”	4
1.34	“Secured Tax Claim”	4

1.35	“Sharewell Energy”	5
1.36	“Subordinated Claim”	5
1.37	“TOGS Energy”	5
1.38	“Trustee”	5
1.39	“Unclaimed Property”	5

ARTICLE II
CLASSIFICATION OF CLAIMS AND EQUITY INTERESTS
2.1	Classification.	5
2.2	Unclassified Claims.	5
2.3	Classified Claims and Equity Interests.	5

ARTICLE III
IDENTIFICATION OF UNIMPAIRED AND IMPAIRED
CLAIMS AND INTERESTS
3.1	Unimpaired Claims.	6
3.2	Impaired Claims.	6
3.3	Impaired Interests.	6
3.4	Controversy Concerning Impairment.	6

ARTICLE IV
PROVISIONS FOR THE TREATMENT OF UNCLASSIFIED CLAIMS
4.1	Administrative Claims.	6
4.2	Priority Tax Claims.	7
4.3	United States Trustee Fees.	7

ARTICLE V
TREATMENT OF CLAIMS AND INTERESTS
5.1	Class 1 – Secured Claim of Coventry Capital.	8
5.2	Class 2 - Secured Claim of Happy State Bank.	8
5.3	Class 3 – Secured Claim of Sharewell Energy.	9
5.4	Class 4 – Secured Claim of TOGS Energy.	9
5.5	Class 5 – Secured Tax Claims.	9
5.6	Class 6 – Other Secured Claims.	10
5.7	Class 7 – General Unsecured Claims.	11
5.8	Class 8 - Subordinated Claims.	12
5.9	Class 9 – Equity Interests in the Debtor.	12

Plan of Liquidation, As ModifiedPage of 21

ARTICLE VI
MEANS FOR IMPLEMENTATION OF THE PLAN
6.1	Vesting of Assets.	12
6.2	Appointment of Plan Administration Agent.	12
6.3	Post-Confirmation Management of Debtor.	12
6.4	Post-Confirmation Liquidation of Estate Assets.	13
6.5	Preservation of Causes of Action.	13
6.6	Compensation of Plan Administration Agent and his Professionals.	13
6.7	Selection of Successor Plan Administration Agent.	13
6.8	Establishment of Disbursing Agency Relationship.	13
6.9	Indemnity and Limitation of Liability.	13
6.10	Termination of Plan Administration Agency Relationship.	14
6.11	Distributable Cash.	14
6.12	Corporate Dissolution.	14
6.13	Effectuating Documents; Further Transactions.	14
6.14	Injunction.	14
6.15	Closing of Case.	14

ARTICLE VII
TREATMENT OF EXECUTORY CONTRACTS
7.1	General Treatment of Executory Contracts: Rejected.	15
7.2	Bar to Rejection Claims.	15
7.3	Rejection Claims.	15
7.4	Compensation, Benefit and Indemnification Programs.	15

ARTICLE VIII
DISTRIBUTIONS UNDER THE PLAN
8.1	Distributions to be Made by Plan Administration Agent.	15
8.2	Distributions Made to Holders as of Distribution Date.	15
8.3	Interim and Final Distributions.	16
8.4	Forms of Distributions.	16
8.5	Conditions to Distributions; Warranty of Entitlement.	16
8.6	Delivery of Distributions.	16
8.7	De Minimis Distributions.	16
8.8	Unclaimed Property.	17
8.9	Allocation of Payments.	17
8.10	Duty to Disgorge Overpayments.	17

Plan of Liquidation, As ModifiedPage of 21

8.11	No Interest on Claims.	17
8.12	Setoffs and No Waiver.	17
8.13	Procedures for Contested and Contingent Claims.	17

ARTICLE IX
PROCEDURES FOR RESOLVING CONTESTED CLAIMS
9.1	Objections to Claims.	18
9.2	Claims Objection Deadlines.	19
9.3	Post-Confirmation Amendments to Proofs of Claims.	19
9.4	Settlement of Contested Claims.	19

ARTICLE X
CONDITIONS PRECEDENT TO EFFECTIVE DATE;
EFFECT OF PLAN CONFIRMATION
10.1	Conditions to Confirmation.	19
10.2	Conditions Precedent to the Effective Date.	19
10.3	Binding Effect.	20
10.4	Vesting of Assets.	20
10.5	Injunction Against Interference with Plan.	20

ARTICLE XI
MISCELLANEOUS PROVISIONS
11.1	Implementation.	20
11.2	Ratification.	20
11.3	Due Authorization.	20
11.4	General Notices.	20
11.5	Severability.	21
11.6	Compliance with All Applicable Laws.	21
11.7	Compliance with Tax Requirements.	21
11.8	Asserting and Curing Default Under the Plan.	21
11.9	Revocation or Withdrawal of the Plan.	21
11.10	Integration Clause.	21
11.11	Governing Law.	22

ARTICLE XII
RETENTION OF JURISDICTION
12.1	Jurisdiction.	22

Plan of Liquidation, As ModifiedPage of 21

IN THE UNITED STATES BANKRUPTCY COURT FOR THE NORTHERN DISTRICT OF TEXAS FORT WORTH DIVISION
IN RE:	§ §
EXTERRA ENERGY, INC.,	§ §	CASE NO. 11-46956-RFN-11
Debtor.	§

PLAN OF LIQUIDATION, AS MODIFIED

PROPOSED BY:

MICHAEL MCCONNELL, CHAPTER 11 TRUSTEE

Michael McConnell, the duly-appointed Chapter 11 Trustee of the jointly-administered bankruptcy estate of Exterra Energy, Inc. (“Exterra”), a Texas corporation, hereby proposes this Plan of Liquidation (the “Plan”) pursuant to § 1121, Chapter 11 of Title 11 of the United States Code.

ARTICLE I

DEFINITIONS, CONSTRUCTION AND INTERPRETATION

Unless the context otherwise requires, capitalized terms as used herein shall have the respective meanings set forth below. A capitalized term used herein that is not defined in this Article or otherwise defined in the Plan shall have the meaning ascribed to that term, if any, in the Bankruptcy Code.  The rules of construction contained in § 102 of the Bankruptcy Code shall apply to the construction of the Plan, provided that in the event of any conflict between the Plan and the Disclosure Statement, the Plan shall govern.  In the event a conflict between the Plan and any document implementing the Plan arises, the document shall govern.  In the event a conflict between the Plan and the Confirmation Order arises, the Confirmation Order shall govern. Whenever the context requires, words denoting the singular number shall include the plural number and vice versa, and words denoting one gender shall include the other gender and vice versa.

1.1 “Administrative Claim”

 means a claim for payment of an administrative expense of a kind within the scope of § 503(b) of the Bankruptcy Code and entitled to priority under § 507(a)(2) of the Bankruptcy Code.

1.2 “Avoidance Action”

 means any claim or cause of action arising under Chapter 5 of the Bankruptcy Code.

1.3 “Bankruptcy Code”

 means the Bankruptcy Reform Act of 1978, as amended, and codified at Title 11 of the United States Code.

1.4 “Bankruptcy Court”

 means the United States Bankruptcy Court for the Northern District of Texas.

1.5 “Bankruptcy Rules”

 means the Federal Rules of Bankruptcy Procedure, as prescribed by the United States Supreme Court pursuant to § 2075 of title 28 of the United States Code.

1.6 “Bar Date”

 means the last date established by the Bankruptcy Court for filing proofs of claims in the bankruptcy case.  The Bar Date established for this case is August 1, 2012.

1.7 “Cash”

 means legal tender of the United States of America or equivalents thereof.

1.8 “Cash on Hand”

 means all Cash wherever located owned by the Debtor as of the Effective Date, after payment of Administrative Claims.

1.9 “Causes of Action”

 means any and all rights, claims, causes of action, litigation, suits, proceedings, rights of setoff, rights of recoupment, complaints, defenses, counterclaims, cross-claims, and affirmative defenses of any kind or character whatsoever whether known or unknown, asserted or unasserted, reduced to judgment or otherwise, liquidated or unliquidated, fixed or contingent, matured or unmatured, disputed or undisputed, secured or unsecured, assertable directly or derivatively by the Debtor, currently existing or hereafter arising, whether scheduled or not scheduled and whether arising under the Bankruptcy Code or other applicable law, in contract or in tort, in law, in equity or otherwise based in whole or in part upon any act or omission or other event occurring prior to the Petition Date or during the course of the bankruptcy case, to and including the Effective Date, including but not limited to claims pursuant to Bankruptcy Code § 362, claims and defenses such as fraud, mistake, duress and usury, claims under Bankruptcy Code § 510(c), and all Avoidance Actions arising under Chapter 5 of the Bankruptcy Code.

1.10 “Claims Objection Deadline”

 means the date by which objections to claims shall be filed with the Bankruptcy Court and served upon the respective holder(s) thereof as provided in the Plan.

1.11 “Confirmation Date”

 means the date on which the Clerk of the Bankruptcy Court enters the Confirmation Order.

1.12 “Confirmation Hearing”

 means the hearing held by the Bankruptcy Court to consider confirmation of the Plan pursuant to Bankruptcy Code § 1128.

1.13 “Confirmation Order”

 means the order of the Bankruptcy Court confirming the Plan pursuant to § 1129 of the Bankruptcy Code.

1.14 “Contested”

 means, with respect to a claim or interest, a claim against or interest in the Debtor, or any portion thereof, that has not been allowed pursuant to the Plan or a final order and (a) is listed in the Schedules as disputed, contingent, or unliquidated; (b) is listed in the Schedules as undisputed, liquidated, and not contingent and as to which a proof of claim or interest has been timely filed or deemed timely filed with the Bankruptcy Court, to the extent the amount asserted in the proof of claim or interest exceeds the scheduled amount; (c) as to which any party in interest has timely filed an objection or request for estimation in accordance with the Plan, the Bankruptcy Code, the Bankruptcy Rules or any order of the Bankruptcy Court, or which is otherwise disputed by the Debtor or the Trustee or the Plan Administration Agent in accordance with applicable law, which objection, request for estimation, or dispute has not been withdrawn or resolved or determined by a final order; or (d) that is the subject of a pending action in a forum other than the Bankruptcy Court unless such claim or interest has been determined by final order in such other forum and allowed by final order of the Bankruptcy Court.  To the extent an objection related to the allowance of only a part of a claim or interest has been timely filed, such claim or interest shall be a Contested Claim only to the extent of the objection.

1.15 “Coventry Capital”

 means Coventry Capital, LLC.

1.16 “Debtor”

 means Exterra Energy, Inc.

1.17 “Distributable Cash”

  means the aggregate amount of Cash on Hand on the Effective Date and such additional amounts as may be collected by the Plan Administration Agent.

1.18 “Distribution Date”

  means the date on which distribution is to be made to the holders of allowed claims in accordance with the Plan, which shall be no earlier than the Effective Date.

1.19 “Effective Date”

 means the first business day on which no stay of the Confirmation Order is in effect that is after fourteen (14) days (as calculated in accordance with Bankruptcy Rule 9006(a)) following the Confirmation Date and all conditions to the Effective Date have been met or waived. The Trustee will file and serve notice of the Effective Date within five (5) business days after its occurrence.

1.20 “Equity Interest”

 means the interest of a shareholder in the Debtor.

1.21 “Executory Contract”

 means any pre-petition executory contract or unexpired lease governed by § 365 of the Bankruptcy Code.

1.22 “Fee Application”

 means an application for the allowance of a Fee Claim.

1.23 “Fee Claim”

 means a claim by a Professional or any other party-in-interest pursuant to §§ 327, 328, 330, 331, 363, 503(b) or 1103 of the Bankruptcy Code or otherwise relating to services performed after the Petition Date and prior to and including the Effective Date.

1.24 “General Unsecured Claim”

 means a claim that is not a Secured Claim, an Administrative Claim, a Priority Tax Claim, or a Subordinated Claim, and shall include any claim arising from the rejection of an executory contract or unexpired lease pursuant to Bankruptcy Code § 365.

1.25 “Other Secured Claim”

 means any Secured Claim against the Debtor other than the Secured Claim of Coventry Capital, Happy State Bank, Sharewell Energy, TOGS Energy or a Secured Tax Claim.

1.26 “Plan Administration Agent”

 means Michael McConnell, the Chapter 11 Trustee for the Debtor’s estate, or his successor as may be appointed by the United States Trustee for the Northern District of Texas, for purposes of administering the Plan and holding and distributing the consideration to be distributed to holders of allowed claims and performing such other duties and obligations as set forth in the Plan, Confirmation Order or other order of the Bankruptcy Court.

1.27 “Petition Date”

  means December 15, 2011.

1.28 “Plan” or “Plan of Liquidation”

 means this Plan of Liquidation either in its present form or as it may hereafter be altered, amended or modified from time to time.

1.29 “Priority Tax Claim”

 means any claim against the Debtor that, if allowed would be entitled to priority in payment under § 507(a)(8) of the Bankruptcy Code.

1.30 “Professional”

 means (a) any professional employed in the bankruptcy case pursuant to Bankruptcy Code §§ 327, 328 or 1103 or otherwise and (b) any professional or other person seeking compensation or reimbursement of costs and expenses in connection with the bankruptcy case pursuant to Bankruptcy Code §§ 503(b)(4) or 1129(a)(4).

1.31 “Rejection Claim”

 means a claim by a party to an Executory Contract with the Debtor that has not been assumed by the Debtor pursuant to the Plan or a prior final order of the Bankruptcy Court entered in this bankruptcy case.

1.32 “Schedules”

 means the schedules of assets and liabilities filed by, or on behalf of, the Debtor as required by § 521 of the Bankruptcy Code and Bankruptcy Rule 1007, as such schedules have been or may be supplemented or amended.

1.33 “Secured Claim”

 means a claim secured by a lien on or security interest in, property of the Debtor, which lien or security interest is valid, perfected and enforceable under applicable law, is not subject to avoidance under the Bankruptcy Code or other applicable non-bankruptcy law and is duly established in the bankruptcy case, but only to the extent of the value of the collateral that secures payment of such claim in accordance with Bankruptcy Code § 506 and taking into account any other secured claims with respect to such collateral not inferior in priority to such secured claim or, in the event that such claim is subject to setoff under Bankruptcy Code § 553, to the extent of such setoff.  Secured Claims shall include claims secured by liens or security interests junior in priority to existing security interests or liens, whether by operation of law, contract, or otherwise, but solely to the extent of the value, as of the Effective Date or such other date established by the Bankruptcy Court, of such claim holder’s interest in the estate’s interest in such property after giving effect to all liens or security interests senior in priority.

1.34 “Secured Tax Claim”

 means any claim for ad valorem taxes that is based on or assessed against any real or personal property of the Debtor and is secured as of the Effective Date by a lien or security interest against such property, which lien or security interest is valid, perfected and enforceable under applicable law and is not subject to avoidance under the Bankruptcy Code or applicable non-bankruptcy law, but only to the extent of the value of the assets or property securing such claim.

1.35 “Sharewell Energy”

 means Sharewell Energy Services, LP.

1.36 “Subordinated Claim”

 means a claim (a) that is an insider claim, to the extent that such insider claim is ordered by the Bankruptcy Court to be subordinated in payment to General Unsecured Claims under the Plan, or (b) to the extent such claim is ordered by the Bankruptcy Court to be subordinated in payment to General Unsecured Claims pursuant to, or in accordance with, Bankruptcy Code §§ 510 or 726(a)(4).

1.37 “TOGS Energy”

 means TOGS Energy, Inc.

1.38 “Trustee”

 means Michael McConnell, in his capacity as the duly-appointed Chapter 11 Trustee for the Debtor’s estate.

1.39 “Unclaimed Property”

 means any distribution under the Plan made to a holder of an allowed claim that (a) is returned as undeliverable and no appropriate forwarding address is received within the later of (i) 90 days after the Effective Date and (ii) 90 days after such attempted distribution is made to such holder; or (b) in the case of a distribution made in the form of a check, is not negotiated within 90 days and no request for re-issuance is made.

ARTICLE II

CLASSIFICATION OF CLAIMS AND EQUITY INTERESTS

2.1 Classification.

  All allowed claims, except allowed Administrative Claims and allowed Priority Tax Claims, are placed in a class under the Plan.  A claim is classified within a particular class only to the extent that the claim qualifies under the description of that class.  An Equity Interest is classified within a particular class only to the extent that the Equity Interest qualifies under the description of that class.  A proof of claim asserting a claim which is properly includible in more than one class is only entitled to inclusion within a particular class to the extent that it qualifies under the description of such class, and shall be included within a different class(es) to the extent that it qualifies under the description of such different class(es).

2.2 Unclassified Claims.

  Allowed Administrative Claims and allowed Priority Tax Claims are unclassified; their treatment is prescribed by the Bankruptcy Code, and the holders of such claims are not entitled to vote on the Plan.

2.3 Classified Claims and Equity Interests.

  The following classes are established for claims against and Equity Interests in the Debtor:

Class 1:  Secured Claim of Coventry Capital

Class 2:  Secured Claim of Happy State Bank

Class 3:  Secured Claim of Sharewell Energy

Class 4:  Secured Claim of TOGS Energy

Class 5:  Secured Tax Claims

Class 6:  Other Secured Claims

Class 7:  General Unsecured Claims

Class 8:  Subordinated Claims

Class 9:  Equity Interests

ARTICLE III

IDENTIFICATION OF UNIMPAIRED AND IMPAIRED

CLAIMS AND INTERESTS

3.1 Unimpaired Claims.

  Classes 5 and 6 are unimpaired classes of claims against the Debtor and, therefore, are deemed to have accepted the Plan.

3.2 Impaired Claims.

  Claims in Classes 1, 2, 3, 4 and 7 are impaired under the Plan and the holders of those claims are entitled to vote to accept or reject the Plan.  Claims in Class 8 are impaired and not expected to receive any distribution under the Plan and, therefore, holders of such claims are deemed to have rejected the Plan under § 1126(g) of the Bankruptcy Code and are not entitled to vote to accept or reject the Plan.

3.3 Impaired Interests.

  The holders of Equity Interests in the Debtor in Class 9 will not receive or retain any property on account of such Equity Interests, and such holders are deemed to have rejected the Plan under § 1126(g) of the Bankruptcy Code and are not entitled to vote to accept or reject the Plan.

3.4 Controversy Concerning Impairment.

  In the event of a controversy as to whether any claim or class of claims is impaired under the Plan, the Bankruptcy Court will, after notice and a hearing, determine the controversy.

ARTICLE IV

PROVISIONS FOR THE TREATMENT OF UNCLASSIFIED CLAIMS

4.1 Administrative Claims.

(a) Time for Filing Administrative Claims.

  The holder of any Administrative Claim incurred prior to the Effective Date, other than (i) a Fee Claim, (ii) an allowed Administrative Claim, or (iii) governmental claim pursuant to Bankruptcy Code § 503(b)(1)(D), shall be required to file and serve on all parties required to receive such notice, including the Trustee and Plan Administration Agent, a request for the allowance of such Administrative Claim on or before thirty (30) days after the Effective Date.  Such request must include at a minimum (i) the name of the holder of the claim, (ii) the amount of the claim, and (iii) the basis of the claim.  Failure to timely and properly file and serve such request shall result in the Administrative Claim being forever barred and discharged.  Objections to such requests must be filed and served pursuant to the Bankruptcy Rules on the requesting party, the Plan Administration Agent and the Trustee within twenty (20) days after the filing of the request.

(b) Time for Filing Fee Claims.

  Each Professional who holds or asserts an Administrative Claim that is a Fee Claim for compensation for services rendered and reimbursement of expenses incurred prior to the Effective Date shall be required to file with the Bankruptcy Court and serve on all parties required to receive such notice, including the Trustee and Plan Administration Agent, a Fee Application within thirty (30) days after the Effective Date.  Failure to timely and properly file and serve a Fee Application as required under the Plan shall result in the Fee Claim being forever barred and discharged.  No Fee Claim will be deemed allowed until an order allowing the Fee Claim becomes a final order or by consent of the Trustee or Plan Administration Agent.  Objections to such applications must be filed and served pursuant to the Bankruptcy Rules on the requesting party, the Plan Administration Agent and the Trustee within twenty (20) days after the filing of the applicable Fee Application.  No hearing may be held until the twenty (20) day objection period has terminated.

(c) Allowance of Administrative Claims.

  An Administrative Claim with respect to which notice has been properly filed pursuant to subparagraph 4.1(a) of the Plan shall become an allowed Administrative Claim if no timely objection is filed.  If a timely objection is filed, the Administrative Claim shall become an allowed Administrative Claim only to the extent allowed by a final order.  An Administrative Claim that is a Fee Claim, and with respect to which a Fee Application has been properly filed and served pursuant to subparagraph 4.1(b) of the Plan, shall become an allowed Administrative Claim only to the extent allowed by a final order.

(d) Payment of Allowed Administrative Claims.

  Except to the extent that a holder of an allowed Administrative Claim has been paid prior to the Effective Date, or agrees to a different treatment, each holder of an allowed Administrative Claim shall receive, in full satisfaction release and discharge of and exchange for such Administrative Claim, and after the application of any retainer held by such holder, Cash equal to the allowed amount of such Administrative Claim, on the Effective Date (or as soon as reasonably practicable thereafter), or fifteen (15) days of the allowance date, whichever is later.

(e) Ordinary Course of Business Claims.

  Holders of Administrative Claims based on liabilities incurred in the ordinary course of business of the Debtor during the bankruptcy case (other than claims of government units for taxes or claims and/or penalties related to such taxes, or alleged Administrative Claims arising in tort) shall not be required to file any request for payment of such claims.  Liabilities incurred in the ordinary course of business will be paid by the Debtor, Trustee or Plan Administration Agent pursuant to the terms and conditions giving rise to such Administrative Claim, without any further action by the holders of such Administrative Claims.

4.2 Priority Tax Claims.

  Except to the extent that a holder of an Allowed Priority Tax Claim has been paid prior to the Effective Date, or agrees to a different treatment, each holder of an allowed Priority Tax Claim, in full satisfaction, release and discharge of and exchange for such claim, shall be paid Cash in the allowed amount of such allowed Priority Tax Claim, together with interest thereon at the rate provided through Bankruptcy Code § 511 from the Petition Date through the date such claim is paid in full on the later of (i) the Effective Date (or as soon as reasonably practicable thereafter), (ii) fifteen (15) days after the allowance date, or (iii) the last business day such taxes may be paid under applicable law without incurring penalties or interest.  Notwithstanding the foregoing, any penalty arising with respect to or in connection with an allowed Priority Tax Claim shall be treated as a Class 7 General Unsecured Claim against the Debtor.

4.3 United States Trustee Fees.

  The Trustee shall be responsible for timely payment of United States Trustee quarterly fees incurred in the bankruptcy case pursuant to 28 U.S.C. § 1930(a)(6) through the Confirmation Date.  Any fees due as of the most recent quarterly invoice prior to the Confirmation Date, will be paid in full within thirty (30) days after the Effective Date.  After the Effective Date, the United States Trustee quarterly fees shall be paid as they accrue by the Plan Administration Agent for the Debtor from the until the bankruptcy case is closed by the Bankruptcy Court.  The Plan Administration Agent shall serve on the United States Trustee a quarterly financial report for each quarter (or portion thereof) that the bankruptcy case remains open.

ARTICLE V

TREATMENT OF CLAIMS AND INTERESTS

5.1 Class 1 – Secured Claim of Coventry Capital.

(a) Description.

  Class 1 consists of the Secured Claim of Coventry Capital in the amount of $781,464.00 secured by a first in priority lien in certain oil and gas interests and other assets of the Debtor, including nineteen producing wells in Wise County owned by the Debtor and operated by Strata Operating, Inc., as reflected in Proof of Claim No. 9.

(b) Treatment.

  Pursuant to the Joint Motion for Entry of Agreed Order for Relief from the Automatic Stay Pursuant to Bankruptcy Rule 4001(d), filed on June 18, 2012 [Docket No. 133], and the Agreed Order entered on July 11, 2012, granting such motion [Docket No. 151], the Trustee and Coventry Capital have agreed to modify the automatic stay to permit Coventry Capital to foreclose upon the Wise County wells, in full and final satisfaction of Coventry Capital’s allowed Secured Claim, providing that any monies received for the Wise County wells for runs through June 1, 2012, are retained by the Trustee free and clear of all lien claims of Coventry Capital.  Any deficiency claim after foreclosure shall be a Class 7 General Unsecured Claim for purposes of the Plan.

(c) Impairment and Voting.

  The Class 1 Claim is impaired under the Plan. The holder of the allowed Class 1 Claim is entitled to vote to accept or reject the Plan.

5.2 Class 2 - Secured Claim of Happy State Bank.

(a) Description.

  Class 2 consists of the Secured Claim of Happy State Bank in the amount of $2,529,274.86, as reflected in Proof of Claim No. 15, based on its prepetition loan to Debtor secured by a second in priority lien in Debtor’s wells in Wise County, and other property not belonging to the Debtor.

(b) Treatment.

  After foreclosure of the Wise County wells by Coventry Capital, the first in priority lien holder, any resulting deficiency claim for Happy State Bank will be a General Unsecured Claim and shall receive a pro rata share of any distribution to holders of Class 7 General Unsecured Claims, in accordance with Plan Section 5.7, in full satisfaction, settlement, release and discharge of such claim.

(c) Impairment and Voting.

  The Class 2 Claim is impaired under the Plan. The holder of the allowed Class 2 Claim is entitled to vote to accept or reject the Plan.

5.3 Class 3 – Secured Claim of Sharewell Energy.

(a) Description.

  Class 3 consists of the Secured Claim of Sharewell Energy in the amount of $421,626.47, as reflected in Proof of Claim No. 21, based on an Agreed Judgment in the amount of $300,000, plus interest, fees and costs, entered in favor of Sharewell Energy and against the Debtor on December 7, 2010.  An abstract of the Agreed Judgment was recorded in the deed records of Denton, Harris, Hill, Hood, Jack, Johnson, Parker, Pecos, Potter and Wise Counties, Texas, creating a judgment lien on any Exterra properties in those counties.

(b) Treatment.

  The Trustee filed a motion to sell the Parker County wells and interests to Triad Oil & Gas, L.L.C., free and clear of all liens, claims, encumbrances and interests, pursuant to Bankruptcy Code § 363(b) and (f).  Pursuant to the order approving the sale, the sale proceeds of $184,756.31 (after $40,000 for administrative costs) were paid to Sharewell Energy in partial satisfaction of its Class 3 Claim.  Sharewell Energy’s liens shall continue in any other property subject to their judgment lien.  Sharewell Energy shall have a General Unsecured Class 7 Claim for any deficiency claim resulting from the sale of its collateral.

(c) Impairment and Voting.

  The Class 3 Claim is impaired under the Plan. The holder of the allowed Class 3 Claim is entitled to vote to accept or reject the Plan.

5.4 Class 4 – Secured Claim of TOGS Energy.

(a) Description.

  Class 4 consists of the Secured Claim of TOGS Energy in the amount of $1,240,000.00, plus accrued interest, fees and costs as reflected in Proof of Claim No. 21, based on its prepetition loan to Debtor secured by a first in priority lien in certain oil and gas interests and wells of the Debtor located in east Texas.

(b) Treatment.

  TOGS, in full and final satisfaction, settlement, release and discharge of its allowed Class 4 Claim, shall either:  (i) receive Cash from the net proceeds of any sale of its collateral by the Plan Administration Agent, after taking into account any senior in priority Secured Tax Claims, sales commissions and transaction costs; (ii) retain its liens and all rights and remedies for payment and the return of the collateral; or (iii) receive such other treatment as the Trustee or Plan Administration Agent and TOGS may agree.  Any deficiency remaining after liquidation of its collateral will be a Class 7 General Unsecured Claim for purposes of the Plan.

(c) Impairment and Voting.

  The Class 4 Claim is impaired under the Plan. The holder of the allowed Class 4 Claim is entitled to vote to accept or reject the Plan.

5.5 Class 5 – Secured Tax Claims.

(a) Description.

  Class 5 consists of the allowed Secured Tax Claims against the Debtor.

(b) Treatment.

  With respect to any allowed Secured Tax Claim for ad valorem property taxes for tax years prior to 2012, each holder of such an allowed Secured Tax Claim, in full satisfaction, settlement, release and discharge of each such allowed claim, shall receive either i) payment in Cash in an amount equal to the allowed amount of such holder’s allowed Secured Tax Claim to the extent not already paid on the Effective Date; or ii) retain all lien rights and remedies for payment; or iii) surrender of the property securing its claims.  The holder of an allowed Secured Tax Claim for ad valorem taxes for the tax years 2012 and thereafter shall retain all rights and remedies for payment thereof in accordance with the terms thereof.  The Trustee, and after the Effective Date, the Plan Administration Agent, may sell any collateral subject to the liens asserted by the holder of an allowed Secured Tax Claim and any such sale shall be free and clear of any such liens with such liens attaching to the proceeds of the sale in the same priority that existed as of the Petition Date, or, if later, the date when such liens attached.

The allowed Secured Tax Claims for years prior to 2012 of Harris County, Rio Grande City CISD and Starr County (collectively, the “Tax Authorities”), shall receive interest from the Petition Date through the Effective Date of the Plan at the state statutory rate of 1% per month pursuant to Bankruptcy Code §§ 506(b) and 511 and post-Effective Date interest at the rate of 12% per annum pursuant to Bankruptcy Code §§ 511 and 1129.  The Tax Authorities shall receive payment in full of their prepetition claims on the Effective Date; or conveyance of the property securing its claims.  The Tax Authorities shall retain their liens until they receive payment in full or return of the property securing its claims collateral.

Wise County, Wise CAD and Rusk County are the holders of administrative expense claims for year 2012 ad valorem property taxes (collectively, the “Administrative Tax Claims”).  Coventry Capital foreclosed on the Wise County properties on October 2, 2012.  The Administrative Tax Claims for Wise County and Wise CAD will be paid by the operator, Strata Operating, Inc., in the ordinary course of business.  The remaining Administrative Tax Claims shall receive payment in the ordinary course of business prior to the state law delinquency date.  The holders of Administrative Tax Claims shall retain the liens that secure all taxes, penalties, interest and attorneys’ fees until they receive payment in full.

           The Trustee, and after the Effective Date, the Plan Administration Agent, may sell any collateral subject to the liens asserted by the Tax Authorities or Administrative Tax Claims.  Any such sale shall be free and clear of any such liens with such liens attaching to the proceeds of the sale with the same validity, extent and priority that they have against the collateral sold, with the liens securing unpaid ad valorem taxes remaining attached to the collateral that was sold.  The Plan Administration Agent shall pay all allowed Secured Tax Claims and any Administrative Tax Claims secured by those assets in Cash in full as soon as reasonably practicable following the Plan Administration Agent’s receipt of the proceeds from the sale.  Section 8.7 of the Plan does not apply to the Tax Authorities and the Administrative Tax Claims.

(c) Impairment and Voting.

  Class 5 Claims are not impaired under the Plan.  Each holder of an allowed Class 5 Claim is conclusively deemed to have accepted the Plan pursuant to Bankruptcy Code § 1126(f) and, therefore, is not entitled to vote to accept or reject the Plan.

5.6 Class 6 – Other Secured Claims.

(a) Description.

  Class 6 consists of the allowed Other Secured Claims against the Debtor.

(b) Treatment.

Each holder of an Other Secured Claim has, or is deemed to have, an allowed Other Secured Claim to the extent of the value of its interest in its collateral.  The validity, extent, of value, and priority of any Other Secured Claim will be subject to determination by the Bankruptcy Court or pursuant to an agreement between the Trustee or Plan Administration Agent and the holder of an Other Secured Claim.

Except to the extent that a holder of an allowed Other Secured Claim has been paid prior to the Effective Date, or agrees to different treatment, each holder of an allowed Other Secured Claim shall receive on the Effective Date, in the Plan Administration Agent’s sole discretion and in full satisfaction, settlement, release and discharge of each such claim and all liens securing such claim, either (i) the conveyance of its collateral, (ii) payment in Cash in an amount equivalent to the full amount of such holder’s allowed Other Secured Claim, or (iii) retention of all liens, rights and remedies for payment thereof in accordance with the terms thereof.  Notwithstanding the foregoing, the Plan Administration Agent may sell any collateral that secures an allowed Other Secured Claim, and any such sale shall be free and clear of such liens with such liens attaching to the proceeds of the sale in the same priority that existed as of the Petition Date, or, if later, the date when such liens attached.  The Plan Administration Agent shall pay all such allowed Other Secured Claims secured by such collateral in Cash in full up to the amount of the net proceeds of the sale of the collateral, in their relative order of priority, as soon as reasonably practicable following the Plan Administration Agent’s receipt of the proceeds from the sale of any such collateral.

(c) Impairment and Voting.

  Class 6 Claims are not impaired under the Plan.  Each holder of an allowed Class 6 Claim is conclusively deemed to have accepted the Plan pursuant to Bankruptcy Code § 1126(f) and, therefore, is not entitled to vote to accept or reject the Plan.

5.7 Class 7 – General Unsecured Claims.

(a) Description.

  Class 7 consists of allowed General Unsecured Claims.

(b) Treatment.

  Except to the extent that a holder of an allowed General Unsecured Claim has been paid prior to the Effective Date, or agrees to different treatment, each holder of an allowed General Unsecured Claim will receive, in full satisfaction, settlement, release and discharge of and in exchange for such allowed General Unsecured Claim, a pro rata share of the Distributable Cash available for Class 7 Claim holders, after satisfaction of all allowed and projected pre- and post- confirmation administrative expenses, all allowed Secured Claims and Priority Tax Claims, together with a sufficient amounts to satisfy Contested Claims if such Contested Claims are allowed.  It is anticipated that there will be insufficient Distributable Cash to pay Class 7 Claims on the Effective Date, and that funds available for distribution to Class 7 Claim holders, if any, will be generated from the liquidation of any remaining assets and recovery from Causes of Action after the Effective Date.  Distributions will be made as such funds become available at the discretion of the Plan Administration Agent.

(c) Impairment and Voting.

  Class 7 is impaired under the Plan.  Each Holder of an allowed Class 7 Claim is entitled to vote to accept or reject the Plan.

5.8 Class 8 - Subordinated Claims.

(a) Description.

  Class 8 consists of the allowed claims, if any, of Robert Royal, Todd Royal, the Royal Trust, and their affiliated entities.

(b) Treatment.

  The allowed claims, if any, of Robert Royal, Todd Royal, the Royal Trust, and their affiliated entities, are subordinated to all General Unsecured Claims pursuant to Bankruptcy Rule 7001(8).  The holders of allowed Class 8 Claims shall receive no distribution under the Plan until and unless all allowed General Unsecured Claims are paid in full.  After payment in full to holders of allowed General Unsecured Claims, each holder of an allowed Class 8 Claim shall receive a pro rata share of the remaining Distributable Cash up to the amount of their allowed Class 8 Claim.  The Trustee anticipates that the holders of Class 8 will not receive any distribution on account of their claims.

(c) Impairment and Voting.

  Class 8 is impaired under the Plan.  Each holder of an allowed Class 8 Claim is deemed to have rejected the Plan and is not entitled to vote to accept or reject the Plan.

5.9 Class 9 – Equity Interests in the Debtor.

(a) Description.

  All outstanding Equity Interests in the Debtor are included in this Class.

(b) Treatment.

  As of the Effective Date, all Equity Interests in the Debtor will be extinguished and the holders of such Equity Interests will not receive or retain any property on account of such Equity Interest.

(c) Impairment and Voting.

  Class 9 is impaired under the Plan.  The holders of Class 9 Equity Interests are deemed to have rejected the Plan and are not entitled to vote to accept or reject the Plan.

ARTICLE VI

MEANS FOR IMPLEMENTATION OF THE PLAN

6.1 Vesting of Assets.

  Except as otherwise provided in the Plan or the Confirmation Order, upon the Effective Date, all remaining property of the Debtor’s estate, wherever situated, shall vest in the Debtor, free and clear of all claims and shall be the subject of immediate liquidation and distribution.

6.2 Appointment of Plan Administration Agent.

  Post-confirmation, Michael A. McConnell, the Chapter 11 Trustee, shall serve as the Plan Administration Agent and shall assume all responsibilities with respect to the final administration of the bankruptcy estate of the Debtor, including but not limited to the liquidation of assets of the Debtor, resolution of all objections to claims, litigation to final conclusion of all claims and causes of action by or against the Debtor and ultimate distribution of assets of the Debtor pursuant to the Plan.

6.3 Post-Confirmation Management of Debtor.

  On the Effective Date, the officers and board of directors of the Debtor shall be deemed removed from office pursuant to the Confirmation Order.  Post-confirmation management of the Debtor shall be the general responsibility of the Plan Administration Agent.

6.4 Post-Confirmation Liquidation of Estate Assets.

  The Plan Administration Agent shall be authorized to sell, transfer, convey or otherwise dispose of or abandon assets of the Debtor as shall be deemed, in his sole discretion, commercially reasonable and appropriate without the need for further authority of the Bankruptcy Court.  Nothing contained herein shall, however, prohibit the Plan Administration Agent from seeking advance approval from the Bankruptcy Court with respect to any proposed action.

6.5 Preservation of Causes of Action.

  Unless expressly released, waived, compromised or transferred by the Debtor or Trustee after Bankruptcy Court approval, the Debtor shall retain all Causes of Action belonging to the estate pursuant to Bankruptcy Code § 541, including but not limited to Avoidance Actions, any also expressly preserves any and all Causes of Action against insiders relating to their misconduct, mismanagement and breach of fiduciary duties, including but not limited to conduct described in the Trustee’s Statement of Investigation, and any other Causes of Action belonging the estate against such insiders, including but not limited to Robert Royal and Todd Royal and any of their affiliates whether arising under the Bankruptcy Code or other applicable federal or state law.  Except as otherwise provided in this Plan, the Plan Administration Agent is authorized under the Plan, in his sole discretion, to litigate to final judgment, prosecute appeals as are necessary and enter into such settlement agreements as are deemed appropriate with respect to any and all suits initiated as provided herein.

6.6 Compensation of Plan Administration Agent and his Professionals.

  For services rendered by the Plan Administration Agent in accordance with the Plan, the Plan Administration Agent shall be compensated on an hourly basis, based upon the hourly rate which the Plan Administration Agent customarily charges his other clients.  The Plan Administration Agent shall also be reimbursed for all reasonable out-of-pocket expenses incurred in the performance of his duties and obligations in administering the Plan.  The Plan Administration Agent shall also have the authority to employ such persons that the Plan Administration Agent deems necessary to assist him in the administration and implementation of the Plan, and to compensate such persons and reimburse such persons for out-of-pocket expenses incurred by them on reasonable terms agreed to by the Plan Administration Agent without the necessity of Bankruptcy Court approval.

6.7 Selection of Successor Plan Administration Agent.

  In the event the Plan Administration Agent resigns, is removed, or is otherwise unable to serve as Plan Administration Agent, a successor Plan Administration Agent shall be selected by the United States Trustee for the Northern District of Texas.

6.8 Establishment of Disbursing Agency Relationship.

  The Plan Administration Agent shall serve as the disbursing agent.

6.9 Indemnity and Limitation of Liability.

  The Plan Administration Agent, including his agents and employees, will be indemnified by the Debtor against claims arising from the good faith performance of duties under the Bankruptcy Code and this Plan.  The Plan Administration Agent shall use reasonable discretion in exercising each of the powers granted herein.  Neither the Plan Administration Agent nor any of his successors, or attorneys, employees or agents shall be personally liable in any case whatsoever arising in connection with the performance of obligations under this Plan, whether acts or failure to act, unless they have engaged in fraud or gross negligence.

6.10 Termination of Plan Administration Agency Relationship.

  The duties, powers and responsibilities of the Plan Administration Agent shall terminate upon completion of liquidation of all assets of the Debtor and distribution of all resulting Distributable Cash to the holders of allowed claims pursuant to this Plan and the Confirmation Order.

6.11 Distributable Cash.

  All funds consisting of Distributable Cash shall be collected by the Plan Administration Agent and, pending distribution, shall be deposited with an entity that provides banking services and has been approved by the Office of the United States Trustee as an approved entity for debtor-in-possession accounts.  The Distributable Cash will be held with such entity until it is distributed to creditors with allowed claims pursuant to the Plan.

6.12 Corporate Dissolution.

  As soon as the Plan Administration Agent deems it advisable, the Debtor may be dissolved by the Plan Administration Agent in accordance with applicable law.

6.13 Effectuating Documents; Further Transactions.

 On the Effective Date, the Trustee, Debtor and Plan Administration Agent, and their employees, agents, attorneys and professionals, shall be authorized and directed, without further order of the Bankruptcy Court, to execute, deliver, file and record all agreements, instruments and contracts, and to take such actions as may be necessary or appropriate to effectuate and further evidence the terms and conditions of, and to consummate the Plan.

6.14 Injunction.

 From and after the Confirmation Date, all holders of claims against and Equity Interests in the Debtor are permanently restrained and enjoined (i) from commencing or continuing in any manner, any action or other proceeding of any kind with respect to any such claim or Equity Interest against the Debtor or its assets, the Trustee, the Plan Administration Agent, or their financial advisors or attorneys, (ii) from enforcing, attaching, collecting, or recovering by any manner or means, any judgment  award, decree, or order against the Debtor or its assets, the Trustee, the Plan Administration Agent, or against their financial advisors or attorneys, (iii) from creating, perfecting, or enforcing any encumbrance of any kind against the Debtor or its assets, the Trustee, the Plan Administration Agent, or against their financial advisors or attorneys, (iv) from asserting any setoff, right of subrogation, or recoupment of any kind against any obligation due the Debtor, and (v) from performing any act, in any manner, in any place whatsoever, that does not conform to or comply with the provisions of the Plan; provided, however, that each holder of a Contested Claim may continue to prosecute its proof of claim in the Bankruptcy Court and all holders of claims shall be entitled to enforce their rights under the Plan.

6.15 Closing of Case.

  The Plan Administration Agent shall file an Application for Final Decree as soon as practicable after substantial consummation of the Plan.  The Plan Administration Agent shall have the right to reopen the Debtor’s bankruptcy case in order to file a motion to file a Notice of Anticipated Distribution to Unsecured Creditors, or as may otherwise be necessary to implement and administer the Plan.

ARTICLE VII

TREATMENT OF EXECUTORY CONTRACTS

7.1 General Treatment of Executory Contracts: Rejected.

  The Plan constitutes and incorporates a motion by the Trustee to reject, as of the Effective Date, all Executory Contracts to which Debtor is a party, except for Executory Contracts that (i) have been assumed or rejected pursuant to final order of the Bankruptcy Court, or (ii) are the subject of a separate motion pursuant to § 365 of the Bankruptcy Code filed and served by the Trustee on or before the Confirmation Date.  The Confirmation Order shall constitute an order of the Bankruptcy Court under § 365 of the Bankruptcy Code, approving the rejection or assumption, as applicable, of such Executory Contracts as of the Effective Date.

7.2 Bar to Rejection Claims.

  If the rejection of an Executory Contract results in damages to the other party or parties to such Executory Contract, a claim for such damages shall be forever barred and shall not be enforceable against the Debtor, or the properties or agents, successors, or assigns, including the Plan Administration Agent, unless a proof of claim is filed with the Bankruptcy Court and served upon the Plan Administration Agent by the earlier of (i) thirty (30) days after the Effective Date or (ii) such other deadline as the Bankruptcy Court may set for asserting a claim for such damages.

7.3 Rejection Claims.

  Any Rejection Claim arising from the rejection of an Executory Contract shall be treated as a Class 7 General Unsecured Claim, pursuant to the Plan, except as limited by the provisions of §§ 502(b)(6) and 502(b)(7) of the Bankruptcy Code and mitigation requirements under applicable law. Nothing contained herein shall be deemed an admission by the Debtor, the Trustee, the Plan Administration Agent, or any other party in interest that such rejection gives rise to or results in a Rejection Claim or shall be deemed a waiver by the Debtor, the Trustee, or the Plan Administration Agent, or any other party in interest of any objections to such Rejection Claim if asserted.

7.4 Compensation, Benefit and Indemnification Programs.

  All employee compensation, benefit and indemnification programs or obligations of the Debtor, if any, that the Debtor entered into before the Petition Date and not previously terminated, shall be deemed to be, and shall be treated as though they are, Executory Contracts that are rejected and terminated under the Plan as of the Effective Date.

ARTICLE VIII

DISTRIBUTIONS UNDER THE PLAN

8.1 Distributions to be Made by Plan Administration Agent.

  Unless expressly provided otherwise in the Plan or the Confirmation Order, distributions to allowed claim holders required pursuant to the Plan shall be made by the Plan Administration Agent to the extent of available Distributable Cash or as otherwise provided for under the Plan.

8.2 Distributions Made to Holders as of Distribution Date.

  All distributions under the Plan on account of allowed claims shall be made to (or in the case of Contested Claims, reserved on behalf of) the holders of such claims as determined as of the Distribution Date.  Except as otherwise provided in the Plan, all distributions constituting a partial payment to holders of allowed claims within a specific class shall be made on a pro rata basis to the holders of allowed claims in such class.

8.3 Interim and Final Distributions.

  As soon as practicable after the Effective Date, the Plan Administration Agent shall make initial distributions to the holders of allowed claims in accordance with the provisions of Article V of the Plan.  Thereafter, the Plan Administration Agent shall, from time to time as he deems warranted in his reasonable discretion, make additional distributions to the holders of allowed claims within said classes as Contested Claims within such classes are finally determined and funds are made available for further distributions.  Prior to making each additional or the final distribution to the holders of allowed claims within the particular class, if appropriate, the Plan Administration Agent shall recalculate each holder’s pro rata share, as necessary, to ensure that each holder of an allowed claim within the particular class will have received, in the aggregate, a pro rata share of the distributions consistent with the treatment provisions of Article V of the Plan, as the case may be.

8.4 Forms of Distributions.

  Any Cash payment to be made pursuant to the Plan may be made by check or wire transfer, at the option of the Plan Administration Agent in his sole discretion.

8.5 Conditions to Distributions; Warranty of Entitlement.

  No holder of an allowed claim shall be entitled to a distribution under the Plan unless and until such holder provides the Plan Administration Agent such holder’s tax identification number.  Each and every creditor and holder of an Equity Interest who receives and accepts a distribution under the Plan on account of an allowed claim is deemed to have warranted to the Plan Administration Agent that such claim holder is the lawful holder of the allowed claim, such claim holder is authorized to receive the distribution, and that there are no outstanding commitments, agreements, or understandings, express or implied that may or can, in any way, defeat or modify the right of the holder to receive the distribution.

8.6 Delivery of Distributions.

  All distributions to any holder of an allowed claim shall be made at the address of such holder set forth on the proof of claim filed by such holder (or at the last known address of such a holder if no proof of claim is filed or if the Plan Administration Agent has been notified in writing of a change of address).  If any holder’s distribution is returned as undeliverable, no further distributions to such holder shall be made unless and until the Plan Administration Agent is notified in writing of such holder’s then current address, at which time all missed distributions shall be made to such holder without interest.  Any holder of an allowed claim whose distribution is undeliverable must make demand for such distribution to the Plan Administration Agent in writing on or before 90 days after the date such undeliverable distribution was initially made.  The Plan Administration Agent and his agents and professionals are under no duty to take any action to either attempt to locate any holder of a claim, or obtain an executed Internal Revenue Service Form W-9 from any holder of a claim.

8.7 De Minimis Distributions.

  Notwithstanding any provision of the Plan to the contrary, no distribution of less than twenty-five dollars ($25.00) shall be made on account of an allowed claim.

8.8 Unclaimed Property.

  Any distribution that becomes Unclaimed Property shall be retained by the Debtor free and clear of any claims or restrictions thereon, and any entitlement of any holder of any claim to such distributions shall be extinguished and forever barred.  Unclaimed Property shall be deposited into a pool for redistribution to other holders of allowed claims in the same class as the intended recipient of the Unclaimed Property, or shall be donated to the Pro Bono Committee for the American College of Bankruptcy Foundation, a not-for-profit, non-religious organization dedicated to, among other things, promoting the pro bono legal representation of the indigent.

8.9 Allocation of Payments.

  Amounts paid under this Plan to holders of allowed claims in satisfaction thereof shall be allocated first to the principal amounts of such claims, with any excess allocated to interest that has accrued on such claims but remains unpaid.

8.10 Duty to Disgorge Overpayments.

  To the extent the holder of any allowed claim receives more than what such holder is permitted to receive under the Plan, such holder shall immediately return such excess payment(s) to the Plan Administration Agent, failing which, the Plan Administration Agent may sue such holder for the return of the overpayment in the Bankruptcy Court or any other court of competent jurisdiction.

8.11 No Interest on Claims.

  Unless otherwise specifically provided for in the Plan, the Confirmation Order or the Bankruptcy Code (including § 506(b) of the Bankruptcy Code), post-petition interest shall not accrue or be paid on claims, and no holder of a claim shall be entitled to interest accruing on or after the Petition Date.  Additionally, and without limiting the foregoing, interest shall not accrue or be paid on any Contested Claim for the period from the Effective Date to the date a final distribution is made when and if such Contested Claim becomes an allowed claim.

8.12 Setoffs and No Waiver.

  The Plan Administration Agent may, but shall not be required to, set off against any claim or any payment or distribution to be made on account thereof pursuant to the Plan (before any distribution is made) any claim, right or cause of action of any nature that the Debtor or the Plan Administration Agent may hold against the holder of such claim.  Such setoffs shall not be subject to the requirements or restrictions of Bankruptcy Code § 553 concerning mutuality or when the respective items subject to setoff under this section arose, but shall be subject to the defenses and rights of the non-Debtor party.  Neither the failure to effect such a setoff nor the allowance of any claim hereunder shall constitute a waiver or release by the Debtor or the Plan Administration Agent of any such claims, rights or causes of action that the Debtor, Trustee, or the Plan Administration Agent may have against such holder. The holder of a Contested Claim who asserts a right of setoff will retain the right, subject to any defenses of the Debtor, Trustee, or the Plan Administration Agent until the earlier of the time when (i) the Contested Claim becomes allowed, in whole or in part, or (ii) the claim is disallowed by a final order of the Bankruptcy Court.

8.13 Procedures for Contested and Contingent Claims.

(a) No Distributions Pending Allowance.

  Notwithstanding any other provision of the Plan, the Plan Administration Agent shall make distributions only to holders of allowed claims.  No holder of a Contested Claim will receive any distribution on account thereof until and to the extent that its Contested Claim becomes an allowed claim.  If necessary in determining the amount of a pro rata distribution due to the holders of allowed claims, the Plan Administration Agent shall make the pro rata calculation as if all Contested Claims were allowed claims in the full amount claimed or in the amount estimated under subsection (b) hereof.  The Plan Administration Agent in its sole discretion, may withhold distributions otherwise due hereunder to the holder of a claim until the Claims Objection Deadline, to enable the Plan Administration Agent to file a timely objection thereto.  When a Contested Claim becomes an allowed claim, the Plan Administration Agent shall make distributions with respect to such allowed claim, without interest (except as otherwise provided by the Plan), net of any setoff and/or any required withholding of applicable taxes.

(b) Claim Estimation.

  The Trustee or the Plan Administration Agent may, at any time, request that the Bankruptcy Court estimate any contingent, unliquidated, or Contested Claim pursuant to § 502(c) of the Bankruptcy Code regardless of whether that claim was previously objected to or whether the Bankruptcy Court has ruled on any such objection; provided, however, that the Bankruptcy Court will determine (i) whether such Contested Claims are subject to estimation pursuant to § 502(c) of the Bankruptcy Code and (ii) the timing and procedures for such estimation proceedings, if any.  The Bankruptcy Court will retain jurisdiction to estimate any claim at any time during litigation concerning any objection to any claim, including, without limitation, during the pendency of any appeal relating to any such objection. In the event that the Bankruptcy Court estimates any contingent, unliquidated, or Contested Claim, the amount so estimated shall constitute either the allowed amount of such claim or a maximum limitation on such claim, as determined by the Bankruptcy Court.  If the estimated amount constitutes a maximum limitation on the amount of such claim, the Trustee or the Plan Administration Agent may pursue supplementary proceedings to object to the allowance of such claim.  All of the aforementioned objection, estimation, and resolution procedures are intended to be cumulative and not exclusive of one another.  Claims may be estimated and subsequently compromised, settled, withdrawn, or resolved by any mechanism approved by the Bankruptcy Court.

(c) Distributions After Allowance of Contested Claim.

  Distributions to each respective holder of a Contested Claim, to the extent it becomes an allowed claim, will be made in accordance with the provisions of the Plan that govern distributions to such holders of claims in the class in which such claimant is classified.

(d) Allowance of Claims Subject to 11 U.S.C. § 502(d).

  Allowance of claims will be subject in all respects to the provisions of § 502(d) of the Bankruptcy Code, except as provided by a final order of the Bankruptcy Court or a settlement among the relevant parties.

ARTICLE IX

PROCEDURES FOR RESOLVING CONTESTED CLAIMS

9.1 Objections to Claims.

  All objections to claims must be filed on or before the applicable Claims Objection Deadline.  Any Contested Claim as to which an objection is not filed on or before the applicable Claims Objection Deadline shall be deemed to constitute an allowed claim under the Plan as the case may be, following the applicable Claims Objection Deadline.

9.2 Claims Objection Deadlines.

  Except as set forth in sections 4.1(a) and 4.1(b) of the Plan or as otherwise extended or ordered by the Bankruptcy Court, any objections to General Unsecured Claims must be filed no later than one hundred twenty (120) days after the Plan Administration Agent files a Notice of Anticipated Distribution to General Unsecured Creditors, which shall be filed by the Plan Administration Agent if and when the Plan Administration Agent determines that there will be funds available for distribution to holders of allowed General Unsecured Claims.  Objections to all other claims must be filed no later than one hundred twenty (120) days after the Effective Date.  (If either of the foregoing deadlines fall on a day that is not a business day, such deadline will be the next business day thereafter unless extended by the Bankruptcy Court).  An objection to a claim will be deemed properly served on the holder thereof if service is effected by any of the following methods: (i) in accordance with Federal Rule of Civil Procedure 4, as modified an made applicable by Bankruptcy Rule 7004; (ii) to the extent counsel for a claimant is unknown, by first class mail, postage prepaid, on the signatory on the proof of claim or other representative identified on the proof of claim or any attachment thereto; or (iii) by first class mail, postage prepaid, on any counsel that has appeared on the behalf of the claimant or Equity Interest holder in the bankruptcy case.

9.3 Post-Confirmation Amendments to Proofs of Claims.

  Except as otherwise provided in the Plan, following the Confirmation Date, a claim may not be amended unless such amendment results in a decrease of the amount of the claim, change in priority of the claim to a lower priority under the Bankruptcy Code, or withdrawal of claim, and any such unauthorized amendment shall be deemed null, void and of no force or effect.

9.4 Settlement of Contested Claims.

  The Plan Administration Agent shall have authority to settle any Contested Claim, provided that the allowed amount of the Contested Claim does not exceed $50,000, without the necessity of notice and Bankruptcy Court approval. Any settlement of a Contested Claim which requires allowance in an amount in excess of $50,000 shall be subject to notice and Bankruptcy Court approval, unless ordered otherwise by the Bankruptcy Court upon separate motion and notice in the bankruptcy case.

ARTICLE X

CONDITIONS PRECEDENT TO EFFECTIVE DATE;

EFFECT OF PLAN CONFIRMATION

10.1 Conditions to Confirmation.

  Unless waived, in whole or in part, confirmation of the Plan is subject to satisfaction of the following condition precedent:

(a) All provisions, terms and conditions of the Plan shall be approved in the Confirmation Order.

10.2 Conditions Precedent to the Effective Date.

  The occurrence of the Effective Date of the Plan is subject to the occurrence or waiver of the following conditions precedent:

(a) The Confirmation Order shall have become a final order and shall authorize and direct the Debtor, the Trustee and the Plan Administration Agent to take all actions necessary or appropriate to implement and consummate the provisions of, and transactions described or contemplated in, the Plan.

10.3 Binding Effect.

  This Plan shall be binding upon and inure to the benefit of the Debtor, the Trustee, the Plan Administration Agent, all present and future holders of claims and Equity Interests, and their respective successors and assigns, and all other parties in interest in the bankruptcy case, whether or not they had a right to vote on the Plan, whether or not any claim or Equity Interest held by any of them is impaired under the Plan, whether or not any claim or Equity Interest held by any of them is allowed in full, only in part, or disallowed in full, and whether or not a distribution is made to any of them under the Plan.

10.4 Vesting of Assets.

  Except as otherwise provided in the Plan, on the Effective Date all of the property revested in the Debtor under the terms of the Plan, shall be free and clear of all claims, liens, interests and encumbrances, of any nature whatsoever.

10.5 Injunction Against Interference with Plan.

  Upon the Effective Date, all holders of claims, all holders of Equity Interests and all other parties in interest in this bankruptcy case, along with their respective current and former officers, directors, principals, employees and agents, shall be and are hereby enjoined from taking any action to interfere with the implementation or consummation of the Plan.

ARTICLE XI

MISCELLANEOUS PROVISIONS

11.1 Implementation.

  The Debtor, Trustee and Plan Administration Agent will be authorized to take all necessary steps, and perform all necessary acts to consummate the terms and conditions of the Plan.

11.2 Ratification.

 The Confirmation Order will ratify all transactions effected by the Trustee during the pendency of the bankruptcy case.

11.3 Due Authorization.

  Each and every holder of an allowed claim who elects to participate in the distributions provided for in the Plan warrants that it is authorized to accept, in consideration of such claim, the distributions provided for in the Plan and that there are no outstanding commitments, agreements, or understandings, express or implied, that may or can in any way defeat or modify the rights conveyed or obligations undertaken by it under the Plan.

11.4 General Notices.

  Any notice, request, or demand required or permitted to be given in connection with the Plan shall be (i) in writing, (ii) served by certified mail, return receipt requested, (iii) hand deliver. (iv) overnight delivery, (v) first class mail, or (vi) fax transmission, and (vii) deemed to have been given or made when actually delivered or received addressed as follows:

–to the Trustee/Plan Administration Agent:                                                                                 –with copies to:

Mr. Michael McConnell                                                                                 Kelly, Hart & Hallman L.L.P

201 Main Street, Suite 2500                                                                                 Attn: Clay Taylor

Fort Worth, Texas 76102                                                                                 201 Main Street, Suite 2500

Fort Worth, TX 76102

11.5 Severability.

  Should the Bankruptcy Court determine that any provision of the Plan is unenforceable either on its face or as applied to any claim or Equity Interest or transaction, the Plan Administration Agent may modify the Plan in accordance with the Bankruptcy Code and, so that such provision shall not be applicable to the holder of any claim or Equity Interest.  Such a determination of unenforceability shall not (i) limit or affect the enforceability and operative effect of any other provision of the Plan or (ii) require the resolicitation of any acceptance or rejection of the Plan.

11.6 Compliance with All Applicable Laws.

  If notified by any governmental authority that the Trustee, the Debtor, or the Plan Administration Agent are in violation of any applicable law, rule, regulation, or order of such governmental authority relating to its business, they, as the case may be, shall comply with such law, rule, regulation, or order; provided that nothing contained herein shall require such compliance if the legality or applicability of any such requirement is being contested in good faith in appropriate proceedings and, if appropriate, an adequate reserve has been set aside on the books of the Debtor.

11.7 Compliance with Tax Requirements.

  In connection with the Plan, the Plan Administration Agent will comply with any withholding and reporting requirements imposed by federal, state, and local taxing authorities, and distributions will be subject to the withholding and reporting requirements, if any.

11.8 Asserting and Curing Default Under the Plan.

  Except as otherwise provided in the Plan, if the Plan Administration Agent defaults under the provisions of the Plan (other than a default under the documentation executed in implementing the terms of the Plan, which documents may provide independent bases for relief concerning the assertion and cure of defaults), any creditor or party in interest desiring to assert a default shall provide the Plan Administration Agent and its counsel with written notice of the alleged default.  The Plan Administration Agent will have thirty (30) days from receipt of written notice to cure the alleged default.  If the default is not cured, any creditor or party in interest may then file with the Bankruptcy Court, and serve on counsel the Plan Administration Agent, a motion to compel compliance with the applicable provision of the Plan. The Bankruptcy Court, on finding a material default, will issue orders compelling compliance with the pertinent provisions of the Plan.

11.9 Revocation or Withdrawal of the Plan.

  The Trustee reserves the right to revoke and withdraw the Plan before the entry of the Confirmation Order.  If the Trustee revokes or withdraws the Plan, or if confirmation or the Effective Date of the Plan does not occur, then, the Plan shall be deemed null and void and nothing contained herein shall be deemed to constitute a waiver or release of any claims by or against the Debtor, Trustee, or any other person or to prejudice in any manner the rights of the Debtor, the Trustee, or person in any further proceedings involving the Debtor.

11.10 Integration Clause.

  This Plan is a complete, whole, and integrated statement of the binding agreement between the Debtor, the Trustee, the Plan Administration Agent, creditors, Equity Interest holders, and other parties-in-interest upon the matters herein.  Parole evidence shall not be admissible in an action regarding the Plan or any of its provisions.

11.11 Governing Law.

  Unless a rule of law or procedure is supplied by federal law (including the Bankruptcy Code and the Bankruptcy Rules), the laws of the State of Texas shall govern the construction and implementation of the Plan and any agreements, documents and instruments executed or amended in connection with the Plan.

ARTICLE XII

RETENTION OF JURISDICTION

12.1 Jurisdiction.

  Until the case is closed, the Bankruptcy Court will retain the jurisdiction as is legally permissible under applicable law, including under §§ 105(a) and 1142 of the Bankruptcy Code, including that which is necessary to ensure that the purpose and intent of the Plan are carried out and to hear and determine all objections thereto that could have been brought before the entry of the Confirmation Order.  The Bankruptcy Court will retain jurisdiction to hear and determine all claims against and interests in the Debtor and to enforce all Causes of Actions that may exist on behalf of the Debtor, over which the Bankruptcy Court otherwise has jurisdiction.  Nothing contained in the Plan will prevent the Debtor, Trustee or the Plan Administration Agent, from taking any action as may be necessary in the enforcement of any Cause of Action that may exist on behalf of the Debtor and that may not have been enforced or prosecuted by the Debtor over which the Bankruptcy Court has jurisdiction.

Dated:  August 10, 2012

                                                                Kelly Hart & Hallman LLP

By:  /s/ Nancy Ribaudo
Nancy Ribaudo
Texas Bar I.D. 24026066
201 Main Street, Suite 2500
Fort Worth, Texas 76102
Telephone: (817) 332-2500
Telecopy: (817) 878-9280

Counsel for the Chapter 11 Trustee
1385225v1
1413358v1 (as modified)

Plan of Liquidation, As ModifiedPage of 21